ARTICLES OF ASSOCIATION

for

Statoil ASA

Article 1

The name of the Company is Statoil ASA. The Company is a Public Limited Company and the Company's shares are recorded in Verdipapirsentralen. The corporate object of Statoil ASA is, either by itself or through participation in or together with other companies, to carry out exploration, production, transportation, refining and marketing of petroleum and petroleumderived products, as well as other business.

Article 2

The Company shall be situated in Stavanger.

Article 3

The share capital of the Company is NOK 5.473.964.000 divided into 2.189.585.600 shares of NOK 2,50 each.

Article 4

The Board of Directors of the Company shall be composed of at least five and a maximum of eleven Directors. The Board of Directors including the chairman and the vice-chairman, shall be elected by the Corporate Assembly. Five alternate Directors shall be elected in respect of the Directors elected by and among the employees, and these alternates shall be summoned in the order in which they are elected. Two alternate Directors may be elected in respect of the other Directors, one as first alternate and one as second alternate. The normal term of office for the Directors is two years.

Article 5

Any two Directors jointly may sign for the Company. The Board may grant power of procuration.

Article 6

The Board shall appoint the Company's President and stipulate his salary.

Article 7

The Company shall have a Corporate Assembly consisting of twelve members. Members and alternates shall be elected for two years at a time. The General Meeting shall elect eight members and three alternate members for these eight. Four members and alternates for these four shall be elected by and among the employees of the Company in accordance with regulations pursuant to the Public Limited Companies Act concerning the rights of employees to be represented on the Board of Directors and in the Corporate Assembly of companies limited by shares.

The Corporate Assembly shall elect a chairman and vice-chairman from and among its members.

The Corporate Assembly shall hold at least two meetings annually.

Article 8

The ordinary General Meeting shall be held each year before the end of June. General Meetings shall be held in Stavanger or in Oslo.

Article 9

The ordinary General Meeting shall deal with and decide the following matters:
Adoption of the profit and loss account and the balance sheet.
Application of the annual profit or coverage of loss as shown in the adopted balance sheet, and the declaration of dividends.
Adoption of the consolidated profit and loss account and the consolidated balance sheet.
Any other matters which are referred to the General Meeting by statute law or the Articles of Association.

Article 10

The company shall be responsible for marketing and sale of State Petroleum which is produced from State Participating Interests in production licences on the Norwegian Continental Shelf (the SDFI), as well as for marketing and sale of petroleum paid as royalty in accordance with the Petroleum Act of 29 November 1996 No.72. The General Assembly of the company may by simple majority decide on further instructions concerning the marketing and sale.

Article 11

The Company shall have an Election Committee. The tasks of the Election Committee are to make recommendations to the General Meeting regarding the election of shareholder-elected members and deputy members of the Corporate Assembly, and to make recommendations to the Corporate Assembly regarding the election of shareholder-elected members and deputy members of the Board of Directors. The Chairman of the Board of Directors and the Chief Executive Officer of the Group shall, without having the right to vote, be summoned to at least one meeting of the Election Committee before it delivers its final recommendations.

The Election Committee shall consist of four members who shall be shareholders or representatives of shareholders. The Chairman of the Corporate Assembly shall be a permanent member and chairman of the Election Committee. Two members shall be elected by the General Meeting, and one member shall be elected by and among the Corporate Assembly's shareholder-elected members. The members of the Election Committee are elected for a term of two years. The shareholder-elected members of the Corporate Assembly may, following recommendations from the shareholder-elected members of the Board of Directors, adopt instructions for the Election Committee.

Article 12

The provisions of the Public Limited Companies Act shall be supplementary to these Articles of Association.

* * *

Adopted in the Annual General Meeting May 7, 2002.

Confirmed to be true translation of the original Norwegian Articles of Association and certified as being in full force and effect on the date hereof,